Exhibit 99.1

Contact:	David Taylor
Chief Financial Officer (336) 335-7668 Investor Relations (866) 321-5418
LORILLARD, INC. REPORTS FIRST QUARTER 2009 RESULTS
GREENSBORO, NC, April 27, 2009—Lorillard, Inc. (NYSE:LO) today reported results for the quarter ended March 31, 2009.
Highlights
•	Net sales were $917 million for the first quarter of 2009, compared to $921 million for the first quarter of 2008.
•	Wholesale shipment volume was down 7.6% primarily as a result of wholesale inventory adjustments related to the increase in the federal excise tax as of April 1, 2009.
•	Operating income increased 10.5% to $294 million, or 32.1% of sales.
•	Net income increased 5.7% to $184 million, or $1.09 per share (basic).
•	Newport retail market share increased by 0.2 points over the year ago period to 10.1%.
“We are pleased with our results for the quarter despite the extraordinary inventory adjustments that occurred related to the Federal Excise Tax increase and the impact of the current macroeconomic pressures,” said Martin Orlowsky, Chairman, President and CEO of Lorillard, Inc. “We remain focused on our core strategy of balancing profitability with Newport share growth, which has allowed us to maintain our leading position in the menthol category.”
First Quarter 2009 Results
Net sales were $917 million in the first quarter of 2009, compared to $921 million in the first quarter of 2008. The 0.4% decrease in net sales reflects lower net unit sales volume and higher sales promotion costs accounted for as a reduction in net sales, partially offset by higher average unit prices. Gross profit was $385 million in the first quarter of 2009, compared to $366 million in the first quarter of 2008. The increase in gross profit reflects lower manufacturing costs and lower costs related to the State Settlement Agreements, partially offset by a decrease in net sales.
Total Lorillard wholesale shipment volume for the first quarter of 2009 of 7.909 billion units decreased 7.6% compared to the first quarter of 2008. Lorillard’s domestic wholesale shipments decreased 8.2% for the same period. Total industry shipments decreased an estimated 10.4% for the first quarter of 2009 compared to the first quarter of 2008. Newport’s domestic wholesale shipments decreased 10.6% in the first quarter of 2009 compared to the first quarter of 2008.
Wholesale shipment volume in the first quarter of 2009 compared to the same quarter of 2008 for Lorillard and for the total industry was negatively impacted by tax-driven trade purchasing patterns in anticipation of the $0.62 increase in the federal excise tax on cigarettes from $0.39 to $1.01 per pack on April 1, 2009. This legislation included provisions that imposed this increase in excise taxes on inventory held as of March 31, 2009 (a “floor tax”). As a result, many wholesalers and retailers depleted their inventory levels as of that date to minimize any such floor taxes owed based on inventory. Additionally, the first quarter of 2009 contained one less shipping day than the first quarter of 2008. See attached table for details of Lorillard’s wholesale shipments.

On March 6, 2009, Lorillard increased its wholesale selling prices by $0.71 per pack to cover the increase in the federal excise tax and other costs.
Based on Lorillard’s proprietary retail shipment data, Newport continued to increase its retail market share during the first quarter of 2009 by 0.2 share points from 9.9% in the first quarter of 2008 to 10.1% in the first quarter of 2009. See attached table for selected retail share data.
Selling, general and administrative costs decreased 9% in the first quarter of 2009 to $91 million compared to the first quarter 2008, which included a $13 million charge related to the separation from Loews. First quarter 2009 results included a $5 million decrease in marketing costs and a $9 million increase in legal expenses due primarily to the continuing defense costs associated with the Engle progeny cases. Operating income in the first quarter of 2009 was $294 million, or 32.1% of sales, compared to $266 million, or 28.9% of sales, in the same year ago period.
Other income declined $8 million in the first quarter of 2009, compared to the first quarter of 2008, due to lower yields on investments. Investments in cash and cash equivalents as of March 31, 2009 include $1.327 billion in government money market funds and $155 million in repurchase agreements with various financial institutions.
Lorillard’s effective income tax rate was 37.7% in the first quarter of 2009 compared to 36.8% in the first quarter of 2008, which increased income tax expense by $3 million primarily due to an increase in state tax rates in 2009.
Net income in the first quarter of 2009 was $184 million, or $1.09 per share (basic and diluted), compared to $174 million, or $1.00 per share in the first quarter of 2008. These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the first quarter of 2009 than in the first quarter of 2008 resulting from the share repurchase program completed during the fourth quarter of 2008. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.04.
Additional News
On February 18, 2009, Lorillard announced a quarterly dividend on its common stock, in the amount of $0.92, payable March 12, 2009 to shareholders of record March 2, 2009.
Conference Call
A conference call to discuss the first quarter 2009 results of Lorillard, Inc. has been scheduled for 10:00 a.m. EDT, April 27, 2009. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (888) 713-4209, or for international callers, (617) 213-4863. The conference ID number is 51377878. An online replay will be available at the Company’s website following the call.
The conference will be available for replay in its entirety through May 4, 2009. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter the passcode: 73430727.

About Lorillard, Inc.
Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport(R), Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent(R), True(R), Maverick(R), Old Gold(R) and Max(R) brand names. These six brands include 44 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “anticipate”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.
Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months
	Ended March 31,
(In millions, except per share data)	2009	2008
	(Unaudited)

Net sales (a)	$917	$921
Cost of sales (a) (b)	532	555

Gross profit	385	366
Selling, general and administrative	91	100

Operating income	294	266

Other income, net	1	9

Income before income taxes	295	275
Income taxes	111	101

Net income	$184	$174

Earnings per share:
Basic	$1.09	$1.00
Diluted	$1.09	$1.00

Number of shares outstanding:
Basic	168.07	173.92
Diluted	168.18	173.92

(a)	Includes excise taxes of $150 and $163 for the respective periods.

(b)
Includes charges of $247 and $257 to accrue obligations under the State Settlement Agreements and charges of $20 and $23 to accrue obligations under the Federal Assessment for Tobacco Growers for the respective periods.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	March 31,	December 31,
(In millions)	2009	2008
	(Unaudited)
Assets:
Cash and cash equivalents	$1,483	$1,191
Accounts receivables, less allowance of $2 and $2	9	7
Other receivables	52	55
Inventories	353	255
Deferred income taxes	454	454

Total current assets	2,351	1,962

Plant and equipment	220	218
Prepaid pension assets	37	36
Other investments	15	15
Deferred taxes and other assets	96	90

Total assets	$2,719	$2,321

Liabilities and Shareholders’ Equity:
Accounts and drafts payable	$21	$30
Accrued liabilities	279	255
Settlement costs	1,217	974
Income taxes	111	14

Total current liabilities	1,628	1,273

Postretirement pension, medical and life insurance benefits	320	317
Other liabilities	102	100

Total liabilities	2,050	1,690

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized - 600 million shares; par value—$.01 per share
Issued — 174 million and 174 million shares
Outstanding - 168 million and 174 million shares	2	2
Additional paid-in capital	228	222
Earnings retained in the business	994	965
Accumulated other comprehensive loss	(155)	(158)

	1,069	1,031
Treasury shares at cost, 6 million shares in 2008	(400)	(400)

Total shareholders’ equity	669	631

Total liabilities and shareholders’ equity	$2,719	$2,321

Lorillard, Inc. and Subsidiaries
Wholesale Shipments
Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	Three Months
	Ended March 31,		%
	2009	2008	Change

Full Price Brands

Total Newport	6,841,419	7,650,379	-10.6
Total Kent	68,316	100,188	-31.8
Total True	65,652	91,122	-28.0
Total Max	4,296	6,030	-28.8

Total Full Price Brands	6,979,683	7,847,719	-11.1

Price/Value Brands

Total Old Gold	102,444	126,996	-19.3
Total Maverick	643,164	440,508	46.0

Total Price/Value Brands	745,608	567,504	31.4

Total Domestic Cigarettes	7,725,291	8,415,223	-8.2

Total Puerto Rico and U.S. Possessions	183,798	146,466	25.5

Grand Total	7,909,089	8,561,689	-7.6

Notes:

1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The three month period ended March 31, 2009 contained one less shipping day than the comparable period ended March 31, 2008.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months
	Ended March 31,
	2009	2008	Pt Change

Lorillard	11.4	10.8	0.6

Newport	10.1	9.9	0.2

Total Industry Menthol	29.4	28.9	0.5

Newport Share of Menthol Segment	34.5	34.2	0.3

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database